Exhibit 12

                           CARNIVAL CORPORATION & PLC
                       Ratio of Earnings to Fixed Charges
                          (in millions, except ratios)

                                                               Nine Months
                                                             Ended August 31,
                                                             ----------------
                                                           2004           2003
                                                           ----           ----

Net income                                                $1,561         $  989
Income tax expense, net                                       56             20
Loss from equity investees                                     3
                                                          ------         ------
Income before income taxes                                 1,620          1,009
                                                          ------         ------

Fixed charges
  Interest expense, net                                      212            129
  Interest portion of rent
    expense(1)                                                13              7
  Capitalized interest                                        21             38
                                                          ------         ------

Total fixed charges                                          246            174
                                                          ------         ------

Fixed charges not affecting
  earnings
    Capitalized interest                                     (21)           (38)
                                                          ------         ------
Earnings before fixed
  charges                                                 $1,845         $1,145
                                                          ======         ======

Ratio of earnings to
  fixed charges                                             7.5x           6.6x
                                                          ======         ======

(1) Represents one-third of rent expense, which we believe to be representative of the interest portion of rent expense.


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